Exhibit 99.1

NASH FINCH REPORTS THIRD QUARTER 2003 RESULTS

Comparable Earnings Increase 39 Percent

MINNEAPOLIS (October 31, 2003) — Nash Finch Company (Nasdaq: NAFC), a leading national food retailer and distributor, today announced that net earnings for its third quarter ended October 4, 2003 were $11.6 million, or $0.95 per diluted share, as compared to $6.7 million, or $0.55 per diluted share for the third quarter last year.  Results for the 2003 quarter were favorably affected by a reduction in income tax expense of $3.0 million, or $.25 per diluted share, as a result of the resolution of various outstanding state and federal tax issues. Results for the 2002 quarter included a special charge reversal that increased earnings by $0.5 million, or $.04 per diluted share. Excluding the 2003 tax adjustment and the 2002 special charge reversal, earnings would have been $8.6 million, or $.70 per diluted share, in the 2003 quarter as compared to $6.2 million, or $.51 per diluted share, in 2002, a 39 percent increase.  Total sales for the third quarter of 2003 rose to $1.215 billion versus $1.191 billion in the prior-year period.

“We are pleased with the significant improvement in third quarter operating results,” said Ron Marshall, Nash Finch Chief Executive Officer. “New business gains in food distribution drove total company sales improvement quarter over quarter. These food distribution gains, along with improved retail operational execution and expense control, contributed to total company profitability.  In addition, the Company’s improved profitability and focused working capital management lowered the Company’s financial leverage—as measured by its ratio of debt to Adjusted EBITDA—to the lowest level since 1998, an improvement of 25 percent.”

For the first 40 weeks of 2003, total sales were $2.960 billion compared to $2.994 billion in the prior-year period.  Net earnings were $22.1 million, or $1.82 per diluted share, for the 40 week period of 2003, compared to $16.0 million, or $1.31 per diluted share, in the year-ago period.  Net earnings for the first 40 weeks of 2003 were adversely affected by $2.3 million, or $0.20 per diluted share, paid in the first quarter 2003 to our lenders as consideration for bond indenture and credit facility waivers, and were favorably affected by the tax adjustment described earlier.  Results for the 40 week 2002 period included the cumulative effect of a change in accounting principle related to the adoption of EITF No. 02-16 that reduced net earnings by $7.0 million, or $0.58 per diluted share, and the special charge reversal described earlier that increased earnings.

Excluding the impact of the 2003 waiver fees and tax adjustment, as well as the 2002 cumulative effect of a change in accounting principle and special charge reversal, earnings for the first 40 weeks of 2003 would have been $21.5 million, or $1.77 per diluted share, as compared to $22.5 million, or $1.85 per diluted share, in the 2002 period.  Excluding the impact of these amounts from the 2003 and 2002 earnings figures is intended to enhance a comparison of the Company’s underlying profitability between the periods by eliminating the impact of events that do not affect both periods.

Since 1998 the Company has focused on strengthening its balance sheet.  This improvement has been pursued through the rationalization of inventory, efficient receivables management and leveraging of accounts payable.  In addition, the Company has focused on reducing its leverage ratio through the reduction of long-term debt and improving Adjusted EBITDA, as defined in the accompanying supplemental data schedule, as a percent of sales.  As a result, the Company’s leverage ratio has improved 25 percent since 1998, to 2.7 times Adjusted EBITDA.

Food Distribution Results

Food distribution segment sales for the third quarter were $604.5 million versus $555.5 million in the year-ago period.  Third quarter 2003 food distribution segment profits were $19.6 million versus $16.8 million in the third quarter of 2002.

“New business gains were driven by the Company’s industry leading metrics with increased sales primarily due to new business with former Fleming accounts,” Marshall continued.  “Private label sales also improved 15 percent, thanks to the expansion of the Company’s product line and the growing recognition of the Company’s private label quality and value.”

Military segment sales for the third quarter of 2003 increased to $319.0 million compared to $313.9 million for the year-ago period.  Military segment profits were $9.3 million versus $9.4 million in the third quarter of 2002.  In September 2003, we completed the consolidation of two warehouses into one located in Norfolk, Virginia.  Military profit margins were negatively impacted by $0.8 million of transition costs during the third quarter and $2.7 million year to date.

“Now that the Company has successfully completed the warehouse consolidation and recovered from the effects of Hurricane Isabel,” Marshall added, “it is well on its way to returning to the levels of profitability it has traditionally enjoyed from this segment.”

Retail Results

Corporate retail sales were $291.3 million in the third quarter of 2003 versus $321.7 million in the prior-year period.  Same-store sales decreased 11.3 percent for the third quarter of 2003, as compared to the third quarter of 2002, and have declined 11.5 percent for the first 40 weeks of 2003, as compared to the same period in 2002.  These declines reflect the lingering impact of difficult economic conditions, as well as new supercenter competitive openings that have occurred during the past year in the Company’s retail territories.  Retail segment profits were $10.0 million in the third quarter of 2003 versus $5.9 million in the prior-year period. This marks significant progress relative to the prior quarter’s results due to much improved operational execution and expense control.  Retail profits in 2003 have been negatively impacted by start-up costs relating to the Company’s new Avanza format which totaled approximately $2 million in the third quarter and $3 million year to date.  In addition, the Company reduced its gross margin in the 2002 quarter by approximately two percent in response to increased competitive pressures.  Since then, retail margins have rebounded although same store sales have declined.

The store count at the end of the third quarter of 2003 was 109 compared to 112 at the end of the third quarter of 2002.  During the quarter, the Company’s fourth AVANZA Supermarket opened in Pueblo, Colorado.  In addition, the AVANZA format expanded into a new market during the quarter with the opening of the first Chicago, Illinois store.  The Company’s sixth AVANZA store, also in Chicago, will open in the fourth quarter.

Outlook

“We are revising the Company’s estimate of diluted earnings per share to range between $2.48 and $2.52 for the 53 week fiscal 2003 year as compared to $1.95 per diluted share in the 52 week fiscal 2002 year,” said Bob Dimond, Executive Vice President and Chief Financial Officer.  “Excluding the impact of previously discussed events that do not affect both years, the Company expects 2003 earnings to range between $2.43 and $2.47 per diluted share as compared to $2.49 per diluted share in fiscal 2002, a slight revision from our previously disclosed estimate of $2.49 to $2.55 per diluted share.”

A conference call to review third quarter results is scheduled for 10 a.m. (CT) on October 31, 2003.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food retail and distribution companies in the United States with approximately $4 billion in annual revenues. Nash Finch currently owns and operates more than 100 stores in the Upper Midwest, principally supermarkets under the AVANZA®, Buy• n• Save®, Econofoods®, Family Thrift Center™ and Sun Mart® trade names.  In addition to its retail operations, Nash Finch’s food distribution business serves independent retailers and military commissaries in 28 states, the District of Columbia and Europe.  Further information is available on the company’s website at www.nashfinch.com.

The statements in this release that refer to anticipated financial results, plans and expectations are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors that could cause material differences include the effect of competition on the Company’s distribution and retail businesses; general economic conditions; credit risk from financial accommodations extended to customers; changes in consumer spending and buying patterns; risks entailed by expansion, affiliations and acquisitions; changes in vendor promotions or allowances; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; the ability to execute plans to improve retail operations and to enhance wholesale operations; adverse determinations or developments with respect to litigation, other legal proceedings or the SEC investigation; the success or failure of new business ventures and initiatives; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC, including the Form 10-K for the year ended December 28, 2002.  The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact: Bob Dimond, 952-897-8148 or LeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Sixteen Weeks Ended		Forty Weeks Ended
	October 4, 2003	October 5, 2002	October 4, 2003	October 5, 2002

Sales	$1,214,781	$1,191,072	$2,960,057	$2,993,913

Cost and expenses:
Cost of sales	1,077,363	1,052,278	2,619,034	2,637,714
Selling, general and administrative	101,204	107,518	250,645	266,067
Special charge	—	(765)	—	(765)
Depreciation and amortization	13,098	12,298	32,180	30,770
Interest expense	9,011	9,235	26,837	22,533
Total costs and expenses	1,200,676	1,180,564	2,928,696	2,956,319

Earnings before income taxes and cumulative effect of change in accounting principle	14,105	10,508	31,361	37,594

Income tax expense	2,501	3,854	9,231	14,661

Earnings before cumulative effect of change in accounting principle	11,604	6,654	22,130	22,933

Cumulative effect of change in accounting principle, net of income tax benefits of $4,450	—	—	—	(6,960)
Net earnings	$11,604	$6,654	$22,130	$15,973

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$0.96	$0.56	$1.84	$1.95

Cumulative effect of change in accounting principle, net of income tax benefits	—	—	—	(0.59)
Net earnings per share	$0.96	$0.56	$1.84	$1.36

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$0.95	$0.55	$1.82	$1.89

Cumulative effect of change in accounting principle, net of income tax benefits	—	—	—	(0.58)
Net earnings per share	$0.95	$0.55	$1.82	$1.31

Cash dividends per common share:	$0.09	$0.09	$0.27	$0.27

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,098	11,831	12,046	11,784
Diluted	12,249	12,163	12,142	12,162

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	October 4, 2003	December 28, 2002	October 5, 2002
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,874	$31,419	$5,422
Accounts and notes receivable, net	149,003	165,527	165,678
Inventories	255,290	245,477	269,774
Prepaid expenses	13,264	12,335	12,550
Deferred tax assets	10,118	13,523	11,735
Total current assets	435,549	468,281	465,159

Investments in affiliates	20	556	556
Notes receivable, net	28,760	32,596	32,701

Property, plant and equipment:
Land	23,501	25,500	25,442
Buildings and improvements	154,578	155,865	156,258
Furniture, fixtures and equipment	324,927	323,201	318,654
Leasehold improvements	81,891	75,360	72,576
Construction in progress	4,409	7,169	12,364
Assets under capitalized leases	42,040	42,040	42,040
	631,346	629,135	627,334
Less accumulated depreciation and amortization	(377,780)	(360,615)	(360,537)
Net property, plant and equipment	253,566	268,520	266,797

Goodwill, net	150,053	148,028	147,764
Investment in direct financing leases	13,696	14,463	14,707
Deferred tax asset, net	—	467	3,974
Other assets	14,365	15,011	15,597
Total assets	$896,009	$947,922	$947,255

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$10,795	$27,076	$14,895
Current maturities of long-term debt and capitalized lease obligations	6,848	7,497	6,701
Accounts payable	195,618	170,542	229,554
Accrued expenses	93,058	94,068	91,953
Income taxes payable	11,509	10,073	12,387
Total current liabilities	317,828	309,256	355,490

Long-term debt	276,832	357,592	313,687
Capitalized lease obligations	45,326	47,784	48,379
Other liabilities	14,032	11,811	10,212
Commitments and contingencies
Stockholders’ equity:
Preferred stock—no par value Authorized 500 shares; none issued	—	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 12,132, 12,012 and 12,012 shares, respectively	20,221	20,021	20,011
Additional paid-in capital	27,628	26,275	26,326
Restricted stock	(561)	(894)	(1,047)
Accumulated other comprehensive income	(7,855)	(7,507)	(2,834)
Retained earnings	203,544	184,645	178,072
	242,977	222,540	220,528
Less cost of 55, 70 and 68 shares of common stock in treasury, respectively	(986)	(1,061)	(1,041)
Total stockholders’ equity	241,991	221,479	219,487

Total liabilities and stockholders’ equity	$896,009	$947,922	$947,255

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Forty Weeks Ended
	October 4, 2003	October 5, 2002
Operating activities:
Net earnings	$22,130	$15,973
Adjustments to reconcile net earnings to net cash provided by operating activities:
Special charges—non cash portion		(765)
Depreciation and amortization	32,180	30,770
Amortization of deferred financing costs	868	873
Amortization of rebatable loans	1,235	1,193
Provision for bad debts	4,823	4,638
Cumulative effect of change in accounting principle	—	6,960
Deferred income tax expense	7,059	6,601
LIFO charge	841	1,223
Impairments	2,115	1,518
Gain on sale of property, plant & equipment	(608)	(1,532)
Other	(258)	(37)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	15,929	3,438
Inventories	(7,817)	(3,042)
Prepaid expenses	(656)	2,460
Accounts payable	23,722	10,294
Accrued expenses	(2,275)	(5,707)
Income taxes payable	1,436	1,005
Other assets and liabilities	(1,216)	(2,645)
Net cash provided by operating activities	99,508	73,218

Investing activities:
Disposal of property, plant and equipment	8,409	3,591
Additions to property, plant and equipment	(25,559)	(28,889)
Business acquired, net of cash	(2,054)	(3,356)
Loans to customers	(4,463)	(3,948)
Payments from customers on loans	4,653	8,604
Other	577	2,473
Net cash used in investing activities	(18,437)	(21,525)

Financing activities:
Payment of revolving debt	(79,400)	(7,000)
Dividends paid	(3,231)	(3,218)
Payments of long-term debt	(4,583)	(1,728)
Payments of capitalized lease obligations	(1,770)	(2,313)
Decrease in outstanding checks	(16,281)	(42,855)
Other	649	376

Net cash used in financing activities	(104,616)	(56,738)
Net decrease in cash and cash equivalents	(23,545)	(5,045)
Cash and cash equivalents at beginning of the period	31,419	10,467
Cash and cash equivalents at end of the period	$7,874	$5,422

Supplemental disclosure of cash flow information:
Non cash investing and financing activities
Purchase of real estate under capital leases	$—	$3,789
Acquisition of minority interest	—	1,849

NASH FINCH COMPANY AND SUBSIDIARIES

Supplemental Data

(In thousands)

	Sixteen Weeks Ended		Forty Weeks Ended
Other Data (In thousands)	October 4, 2003	October 5, 2002	October 4, 2003	October 5, 2002

Cash from operations—3rd qtr.	$43,688	$23,014	$99,508	$73,218
Debt to total capitalization	58%	63%	58%	63%
Total debt	$329,006	$368,767	$329,006	$368,767
Capital spending—3rd qtr.	$11,270	$14,448	$25,559	$28,889
Capitalization	$570,997	$588,254	$570,997	$588,254
Stockholders’ equity	$241,991	$219,487	$241,991	$219,487

Non-GAAP Data
Adjusted EBITDA (a)	$38,345	$31,761	$93,893	$91,828
Debt to Adjusted EBITDA—trailing 4 qtrs. (b)	2.7	3.0	2.7	3.0
Interest coverage—trailing 4 qtrs. (c)	3.6	4.1	3.6	4.1

(a)               Adjusted EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash LIFO, impairment and closed store lease cost charges.  Adjusted EBITDA should not be considered an alternative measure of our net income, operating performance, cash flow or liquidity.  The amount of Adjusted EBITDA is provided as additional information relative to compliance with our debt covenants at notes (b) through (c).  Adjusted EBITDA is derived from the Company’s earnings before income taxes and cumulative effect of change in accounting principle as follows:

	Sixteen Weeks Ended		Forty Weeks Ended
Adjusted EBITDA Reconciliation (In thousands)	October 4, 2003	October 5, 2002	October 4, 2003	October 5, 2002
Earnings before income taxes and cumulative effect of change in accounting principle	$14,105	$10,508	$31,361	$37,594
Add/(deduct)
LIFO	41	—	841	1,223
Depreciation and amortization	13,098	12,298	32,180	30,770
Interest expense	9,011	9,235	26,837	22,533
Impairments	1,725	1,518	2,115	1,518
Closed store lease costs	583	353	969	353
Gains on sale of real estate	(218)	(1,386)	(410)	(1,398)
Special charges	—	(765)	—	(765)
Total Adjusted EBITDA	$38,345	$31,761	$93,893	$91,828

Adjusted EBITDA by segment
Food distribution	$22,293	$19,818	$51,139	$54,320
Retail	15,246	11,009	39,938	37,276
Military	9,736	9,823	23,825	25,113
Unallocated corporate overhead	(8,930)	(8,889)	(21,009)	(24,881)
	$38,345	$31,761	$93,893	$91,828

(b) End of period debt at October 4, 2003 and October 5, 2002, divided by Adjusted EBITDA for the respective four trailing quarters.

(c) Ratio of Adjusted EBITDA for the period covered to interest expense for such period.

Earnings Excluding the Cumulative Effect of Change in Accounting Principle, Debt Waiver Fees, Special Charges and Income Tax Expense Reduction (In Thousands)	Sixteen Weeks Ended		Forty Weeks Ended
	October 4, 2003	October 5, 2002	October 4, 2003	October 5, 2002

Net earnings as reported	$11,604	$6,654	$22,130	$15,973
Cumulative effect of change in accounting principle, net of tax	—	—	—	6,960
Debt waiver fees, net of income tax	—	—	2,339	—
Special charges, net of tax	—	(467)	—	(467)
Income tax expense reduction	(3,000)	—	(3,000)	—
Earnings excluding change in accounting principle and debt waiver fees (a)	$8,604	$6,187	$21,469	$22,466

EPS excluding cumulative effect of change in accounting principle, debt waiver fees, special charges and income tax expense reduction (a)
Basic	$0.71	$0.52	$1.78	$1.91
Diluted	$0.70	$0.51	$1.77	$1.85

(a) Earnings and EPS excluding debt waiver fees in the 2003 period are non-GAAP financial measures provided to enhance the comparability of operating results between the periods.